Exhibit 99.3

MYRIAD GENETICS ANNOUNCES COMPLETION OF SPIN OFF OF ITS

RESEARCH AND PHARMACEUTICAL BUSINESS

Myriad Genetics Receives Favorable IRS Ruling on Tax Free Status of Spin Off

Salt Lake City, July 1, 2009 – Myriad Genetics, Inc. (NASDAQ: MYGN) announced today the successful completion of the spin off of Myriad Pharmaceuticals, Inc. (NASDAQ: MYRX), and that Myriad Genetics has received a Private Letter Ruling from the Internal Revenue Service that the dividend of common stock of Myriad Pharmaceuticals to Myriad Genetics shareholders qualifies as a tax free distribution for U.S. income tax purposes.

On June 30, 2009, shareholders of record of Myriad Genetics as of June 17, 2009, received a pro-rata dividend of  1/4 share of Myriad Pharmaceuticals common stock for each share of Myriad Genetics common stock. Fractional shares were paid in cash. As of July 1, 2009, Myriad Genetics and Myriad Pharmaceuticals now operate as two independent companies. Myriad Genetics has no ownership of Myriad Pharmaceuticals. Myriad Genetics will retain the rights to claim approximately $400 million in tax deductions based on net operating losses and R&D credits that accrued to the Myriad Genetics consolidated group prior to the dividend distribution.

Myriad Genetics will continue as a global leader in the growing field of molecular diagnostics with seven commercial products on the market – BRACAnalysis®, COLARIS®, COLARIS AP®, MELARIS®, TheraGuide® 5-FU, PREZEON™, and OnDose™. These products are sold through the Company’s direct 250-person sales force. Myriad Pharmaceuticals will pursue clinical development of unique, first-in-class or best-in-class therapeutic candidates in the areas of cancer and HIV, including Azixa™, MPC-3100 and MPC-4326.

Myriad Genetics common stock will continue to trade on the NASDAQ Global Select Market under its current ticker symbol, MYGN. Myriad Pharmaceuticals common stock began trading today on a “regular way” basis on the NASDAQ Global Market under the ticker symbol MYRX.

About Myriad Pharmaceuticals

Myriad Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of first-in-class or best-in-class therapeutic products. Further information on Myriad Pharmaceuticals is available on the Company’s Web site at www.myriadpharma.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading healthcare company focused on the development and marketing of novel molecular diagnostic and therapeutic products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, and OnDose are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. Azixa is a trademark of Myriad Pharmaceuticals, Inc. in the United States and foreign countries. MYGN-F

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the qualification of the dividend of Myriad Pharmaceuticals common stock to Myriad Genetics shareholders as a tax-free distribution for U.S. income tax purposes; the future operations of Myriad Genetics and Myriad Pharmaceuticals; and the retention by Myriad Genetics of the rights to claim approximately $400 million in tax deductions based on net operating losses and R&D credits. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties and other factors are discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad Genetics undertakes no duty to update this information unless required by law.

# # #